Exhibit 99.1

CANNASSIST INTL CORP Reg. A+ Tier 2 Offering Live as of 10.13.2020 - Raising the Company up to $900,000 (Nine Hundred Thousand Dollars) in Capital

FALLBROOK, CALIFORNIA - 10/14/2020 (GLOBE NEWSWIRE) - CannAssist International Corporation (OTCQB: CNSC) (“Cannassist” or the “Company”) is pleased to announce that its Offering Statement on Form 1-A describing its Reg. A+ Tier 2 Offering has been qualified by the Securities and Exchange Commission as of October 13, 2020. Investors will now have an opportunity to purchase the securities of the Company at the set price stated in the Offering Statement.

CEO/Founder Mark Palumbo stated, “CannAssist International is building digital platforms, launching a PR program, expanding distribution, building inventory and enhancing the Xceptol brand.“

“Obtaining qualification for our Reg A+ offering is an exciting milestone for us because we believe that it opens doors for new investors. We believe that the capital that we will raise will help Cannassist’s continued expansion of our brand and will help us reach our corporate benchmarks in order to help as many as possible through the distribution of our unique technology.”

Review Reg. A: https://www.otcmarkets.com/filing/html?id=14429448&guid=I71eUn6vbVcpath

About CannAssist INTL. Corp.

CannAssist produces and sells its cannabidiol ("CBD") product, "Cibidinol," which is formulated based on a unique process developed by its founder Mark Palumbo. CBD is a non-psychoactive compound found in hemp. CannAssist's initial research and development work, aimed at enhancing the bioavailability of desired molecular structures, resulted in the creation of a line of CBD products, most notably its CBD product, Cibidinol. Cibidinol will be available in a line of consumable and topical products that the Company believes will make enhanced CBD products more available and accessible to consumers.

The same products you love with a new name - Xceptol represents the next step for Xceptor Labs products.

Possessing a National Drug Code (NDC), the highest quality ingredients, and the game-changing CiBiDinol, Xceptol Pain Cream is a CBD product with industry defining reliability and compliance.

Safe Harbor for Forward-Looking Statements

Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: the timing and nature of any capital raising transactions; our ability to offer products and services for use by customers in existing and new markets; our ability to deliver in a timely fashion and to our customers’ satisfaction the products purchased; the risk of competition; our ability to find, recruit and retain personnel with knowledge and experience in selling products and services in existing and new markets; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year 2019 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

For further information regarding the Company, please contact us at:

CannAssist International Corp.

855 South Mission Ave, Ste K #400

Fallbrook, CA 92028

Tel. (888)991-2196

www.CannAssistInternational.com/investor